As filed with the Securities and Exchange Commission on February 12, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AGILYSYS, INC.

(Exact name of registrant as specified in its charter)

Ohio	34-0907152
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Windward Concourse, Suite 250
Alpharetta, Georgia 30005

(Address of principal executive offices, including zip code)

Agilysys, Inc. 2020 Equity Incentive Plan, as Amended and Restated

Agilysys, Inc. Employee Stock Purchase Plan

(Full titles of the plans)

Kyle C. Badger, Esq.
Senior Vice President, General Counsel and Secretary
Agilysys, Inc.
1000 Windward Concourse, Suite 250
Alpharetta, Georgia 30005
(770) 810-7947
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, without par value, issuable pursuant to the 2020 Equity Incentive Plan	3,835,278 shares (3)	$44.15	$169,327,523.70	$18,473.63
Common Stock, without par value, issuable pursuant to the Employee Stock Purchase Plan	500,000 shares	$44.15	$22,075,000.00	$2,408.38
Total	4,335,278 shares		$191,402,523.70	$20,882.02

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of Agilysys, Inc.’s (the “Registrant”) Common Stock that becomes issuable under of the Agilysys, Inc. 2020 Equity Incentive Plan, as Amended and Restated (the “2020 Plan”), or the Agilysys, Inc. Employee Stock Purchase Plan, as applicable, by reason of any stock splits, stock dividends, recapitalization or other similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act and based upon the average of the high and low prices of the Registrant’s Common Stock as reported by the Nasdaq Global Select Market on February 5, 2021.

(3)

Represents (i) 2,250,000 shares of Common Stock reserved for issuance (the “2020 Share Reserve”) under the 2020 Plan, plus (ii) shares of Common Stock that remained available for issuance under the Agilysys, Inc. 2016 Stock Incentive Plan (the “Prior Plan”) on the effective date of the 2020 Plan, plus (iii) shares that are subject to awards issued under the Prior Plan that, on or after the effective date of the 2020 Plan, cease to be subject to such awards due to the forfeiture, settlement in cash or cancellation, or expiration of such awards. The number of shares of Common Stock registered under the 2020 Plan by this Registration Statement has been determined for purposes of calculating the amount of the registration fee and reflects the maximum number of shares underlying awards issued pursuant to the Prior Plan that could be added to the 2020 Share Reserve and issued under the 2020 Plan, subject to adjustment as set forth in the 2020 Plan. However, the actual number of shares to be issued under the 2020 Plan may be significantly less than the reported amount depending on, among other variables, the actual number of recycled Prior Plan shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Agilysys, Inc. 2020 Equity Incentive Plan, as Amended and Restated, and/or the Agilysys, Inc. Employee Stock Purchase Plan, as specified by Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, will constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents listed in (a) through (d) below, which are on file with the Commission, are incorporated herein by reference (except for the portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof or otherwise not filed with the Commission which are deemed not to be incorporated by reference into this Registration Statement):

(a)

The Registrant’s Annual Report filed on Form 10-K for the fiscal year ended March 31, 2020, as amended by the Registrant’s Form 10-K/A filed with the Commission on July 29, 2020 (together, the “2020 Form 10-K”);

(b)	The Registrant’s Quarterly Reports filed on Form 10-Q for the quarterly periods ended June 30, September 30, and December 31, 2020;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on May 13, May 26, May 28, July 8, July 23, July 30, October 13, and November 24, 2020; and

(d)

The description of the Registrant’s common stock, without par value, contained in the Registrant’s Registration Statements filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as updated by the “Description of Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934” set forth on Exhibit 4.1 to the Registrant’s 2020 Form 10-K, together with any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the Commission), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.  These documents include periodic reports, such as Proxy Statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8‑K (other than the portions of those documents not deemed to be filed, which are deemed not to be incorporated by reference in this Registration Statement).  Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.  Description of Securities.

The securities to be offered are registered under Section 12 of the Exchange Act and, accordingly, no description is provided hereunder.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Ohio. Section 1701.13(E) of the Ohio Revised Code sets forth the conditions and limitations governing the indemnification of officers, directors and other persons. Section 1701.13(E) provides that a corporation shall have the power to indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager or agent of another corporation or other entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe that his or her conduct was unlawful. With respect to any threatened, pending or completed action or suit by or in the right of the corporation, indemnity may be provided to the foregoing persons under Section 1701.13(E) on a basis similar to that set forth above, except that no indemnity may be provided in respect of (i) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation for negligence or misconduct in the performance of the person’s duties to the corporation unless and only to the extent that the Court of Common Pleas or the court in which such action, suit or proceeding was brought determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; or (ii) if the only liability asserted against a director concerns certain unlawful loans, dividends, distributions and other payments. Moreover, Section 1701.13(E) provides for mandatory indemnification of a director, officer, employee or agent of the corporation to the extent that such person has been successful on the merits or otherwise in defense of any such action, suit or proceeding. Section 1701.13(E) establishes provisions for determining whether a given person is entitled to indemnification, and also provides that the indemnification and advancement of expenses provided by or granted under Section 1701.13(E) is not exclusive of any rights to indemnity or advancement of expenses to which such person may be entitled under the Registrant’s Amended Articles of Incorporation (as amended), Amended Code of Regulations (the “Code of Regulations”), agreement, vote of shareholders or disinterested directors or otherwise.

Under certain circumstances provided in the Code of Regulations, and subject to Section 1701.13(E) of the Ohio Revised Code (which sets forth the conditions and limitations governing the indemnification of officers, directors and other persons), the Registrant will indemnify any director, officer, employee or agent of the Registrant or any former director, officer, employee or agent of the Registrant against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him or her by reason of the fact that he or she is or was a party or is or was threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Registrant. With respect to any threatened, pending or completed action or suit by or in the right of the Registrant, the Code of Regulations also provides for indemnification of the foregoing persons on a basis similar to that set forth above, except that no indemnity may be provided in respect of (i) any claim, issue or matter as to which such person has been adjudged to be liable to the Registrant for negligence or misconduct in the performance of his or her duties to the Registrant unless and only to the extent that the Court of Common Pleas or the court in which such action, suit or proceeding was brought determines that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; or (ii) any action or suit against a director in which the only liability asserted against the director concerns certain unlawful loans, dividends, distributions and other payments. Furthermore, the Code of Regulations provides that to the extent any of the foregoing persons has been successful on the merits or otherwise in defense of any action, suit or proceeding discussed above, or in defense of any claim, issue or matter identified therein, he or she shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the action, suit or proceeding.

Section 1701.13(E) of the Ohio Revised Code and the Code of Regulations provide that, unless the only liability asserted against a director in any action, suit or proceeding referred to above concerns certain unlawful loans, dividends, distributions and other payments, the Registrant shall pay the expenses, including attorneys’ fees, incurred by the director in defending any such action, suit or proceeding as they are incurred in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director in which such director agrees to both (i) repay such amount if it is proven by clear and convincing evidence in a court of competent jurisdiction that his or her action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Registrant or undertaken with reckless disregard to the best interests of the Registrant, and (ii) reasonably cooperate with the Registrant concerning the action, suit or proceeding. Section 1701.13(E) of the Ohio Revised Code and the Code of Regulations additionally provide that the Registrant may pay the expenses, including attorneys’ fees, incurred in defending any such action, suit or proceeding as they are incurred in advance of the final disposition of such action, suit or proceeding, as authorized by the directors, upon receipt of an undertaking by the officer, director or certain other persons to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified by the Registrant.

The Registrant has entered into indemnification agreements (the “Indemnification Agreements”) with the current directors of the Registrant and expects to enter into similar agreements with any director elected or appointed in the future at the time of their election or appointment. Pursuant to the Indemnification Agreements, the Registrant will indemnify a director of the Registrant (the “Indemnitee”) from loss or liability if the Indemnitee is a party to or otherwise involved in any legal proceeding by reason of the fact that the Indemnitee is or was a director of the Registrant, or is or was serving at the request of the Registrant in certain capacities with another entity, including against all fees and expenses, judgments, settlements, fines and penalties, actually and reasonably incurred by the Indemnitee, in connection with the defense or settlement of such proceeding. Indemnification is only available if the Indemnitee acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant. The same coverage is provided whether or not the suit or proceeding is a derivative action. Derivative actions may be defined as actions brought by one or more shareholders of a corporation to enforce a corporate right or to prevent or remedy a wrong to the corporation in cases where the corporation, because it is controlled by the wrongdoers or for other reasons, fails or refuses to take appropriate action for its own protection. The Indemnification Agreements require advance payment of expenses to the Indemnitee if the Indemnitee agrees to repay the amounts in the event that it is determined by a court of competent jurisdiction that the Indemnitee is not entitled to indemnification. In addition, the Indemnification Agreements provide various procedures and presumptions in favor of the Indemnitee’s right to receive indemnification under the Indemnity Agreement.

The Registrant may purchase and maintain insurance or furnish similar protection on behalf of or for any person who is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, trustee, employee or agent of another corporation or entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Registrant would have the power to indemnify him or her against such liability under the Code of Regulations. Under the Registrant’s directors and officers liability insurance policy, each director and certain officers of the Registrant are insured against certain liabilities.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Exhibit Description
4.1	Amended Articles of Incorporation of Agilysys, Inc. (incorporated herein by reference to Exhibit 3.1 to Agilysys, Inc.’s Annual Report on Form 10-K, filed on May 22, 2020 (File No. 000-05734)).
4.2

Certificate of Amendment to the Amended Articles of Incorporation of Agilysys, Inc. (incorporated herein by reference to Exhibit 3.1 to Agilysys, Inc.’s Current Report on Form 8-K, filed on May 26, 2020 (File No. 000-05734)).

4.3	Amended Code of Regulations of Agilysys, Inc. (incorporated herein by reference to Exhibit 3.1 to Agilysys, Inc.’s Quarterly Report on Form 10-Q, filed on October 28, 2020 (File No. 000-05734)).
4.4

Agilysys, Inc. 2020 Equity Incentive Plan, as Amended and Restated (incorporated herein by reference to Exhibit 10.1 to Agilysys, Inc.’s Quarterly Report on Form 10-Q, filed on January 27, 2021 (File No. 000-05734)).

4.5	Agilysys, Inc. Employee Stock Purchase Plan (incorporated herein by reference to Exhibit 10.2 to Agilysys, Inc.’s Quarterly Report on Form 10-Q, filed on January 27, 2021 (File No. 000-05734)).
5.1	Opinion of Thompson Hine LLP.
23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Thompson Hine LLP (contained in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).

Item 9.  Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on February 12, 2021.

AGILYSYS, INC.
By:	/s/ Ramesh Srinivasan
Ramesh Srinivasan
President, Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ramesh Srinivasan, William David Wood III and Chris J. Robertson, and each or any one of them, his or her true and lawful attorney-in-fact and agent for the undersigned, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute and sign any and all registration statements on Form S-8 covering the registration of securities of the Registrant to be issued under the Agilysys, Inc. 2020 Equity Incentive Plan, as Amended and Restated, and the Agilysys, Inc. Employee Stock Purchase Plan, and any and all amendments (including post-effective amendments), supplements and exhibits to such registration statements, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ Ramesh Srinivasan Ramesh Srinivasan	President, Chief Executive Officer and Director (Principal Executive Officer)	February 11, 2021

/s/ William David Wood III William David Wood III	Chief Financial Officer (Principal Financial Officer)	February 11, 2021

/s/ Chris J. Robertson Chris J. Robertson	Vice President, Corporate Controller and Treasurer (Principal Accounting Officer)	February 11, 2021

/s/ Michael A. Kaufman Michael A. Kaufman	Chairman and Director	February 11, 2021

/s/ Donald A. Colvin Donald A. Colvin	Director	February 11, 2021

/s/ Gerald C. Jones Gerald C. Jones	Director	February 11, 2021

/s/ John Mutch John Mutch	Director	February 11, 2021

/s/ Melvin L. Keating Melvin L. Keating	Director	February 11, 2021

/s/ Dana Jones Dana Jones	Director	February 11, 2021